Exhibit 99.1
IDEX CORPORATION ANNOUNCES
APPOINTMENT OF NEW DIRECTOR
NORTHBROOK, IL, June 28, 2010 — IDEX CORPORATION (NYSE: IEX) announced that the company’s Board of Directors has appointed a new director, Ernest J. Mrozek, effective July 1, 2010.
“We’re excited to have Ernie join our Board,” said Larry Kingsley, IDEX’s Chairman and Chief Executive Officer. “He brings expertise and an extensive background in the service industry. His experience will be particularly instrumental in helping us evaluate strategic alternatives as we grow our business model to include more applied engineering services within the profile of the company.”
Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company, from November 2006 to his retirement in March 2008, and as President and Chief Financial Officer from January 2004 to November 2006. From 1997 through April 2002, he was President and Chief Operating Officer of ServiceMaster Consumer and Commercial Services, the Company’s largest and fastest growing segment. In April 2002, he was elected President and Chief Operating Officer of the enterprise as a whole. He joined ServiceMaster in 1987. Prior to joining ServiceMaster, Mr. Mrozek spent 12 years with Arthur Andersen & Co, primarily serving multinational companies in the manufacturing and communications industries.
Mrozek is a Board member of G&K Services, Inc. (NASDAQ), Chicago Metallic Corporation and Source Refrigeration and HVAC. He serves as Chairman of the Board and Vice President of St. Rita High School on Chicago’s South Side and a Director of the DuPage Community Foundation, as well as other charitable causes. He is a graduate of the University of Illinois with a degree in Accounting, and received his CPA certification in Illinois.
“Mr. Mrozek adds a new dimension to IDEX’s Board,” said Bradley Bell, Chairman of the Nominating and Corporate Governance Committee of IDEX’s Board of Directors. “His expertise in business services will provide considerable value in helping the Board and management evaluate various strategic opportunities. Furthermore, his appointment supports our commitment to be a strong, independent Board that represents the best interests of IDEX’s stockholders.”
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.